Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-237809) of Ceragon Networks Ltd. and

(2)
Registration Statements (Form S-8 No. 333-117849, 333-136633, 333-158983, 333-164064, 333-173480, 333-187953, 333-204090, 333-231529, 333-237509, 333-259877 and 333-268602) pertaining to securities to be offered to employees in employee benefit plans of Ceragon Networks Ltd. of our reports dated May 1, 2023, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in this Annual Report (Form 20-F) of Ceragon Networks Ltd. for the year ended December 31, 2022.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv	KOST FORER GABBAY & KASIERER
May 1, 2023	A Member of EY Global